Exhibit 23.3

Ziv Haft Head Office: Amot Bituach House Bldg. B 48 Dereh Menahem Begin Rd. Tel Aviv 66180, Israel www.bdo.co.il E-mail: bdo@bdo.co.il

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 14, 2013 relating to the consolidated financial statements of Micronet Enertec Technologies Inc. (formerly known as “Lapis Technologies Inc.”) which are contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Ziv Haft
Ziv Haft
Certified Public Accountants (Isr.)
BDO Member Firm

Tel Aviv, Israel

March 15, 2013